Exhibit 5.1

SPI Energy Co., Ltd. #1128, 11/F, No. 52 Hung To Road Kwun Tong Kowloon Hong Kong S.A.R.	3 February 2023

Dear Sir / Madam

SPI Energy Co., Ltd. (the "Company")

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the "Registration Statement"), filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended, relating to the registration of 4,326,185 ordinary shares of the Company (the "Shares") to be issued under the Amended and Restated 2015 Equity Incentive Plan (the "Plan").

This Opinion is given only on the laws of the Cayman Islands in force at the date hereof and is based solely on matters of fact known to us at the date hereof. We have not investigated the laws or regulations of any jurisdiction other than the Cayman Islands. We express no opinion as to matters of fact or, unless expressly stated otherwise, the veracity of any representations or warranties given in or in connection with any of the documents set out in Section 2.

In giving this Opinion we have reviewed originals, copies, drafts, and certified copies of the documents set out in Section 2. This Opinion is given on the basis that the assumptions set out in Section 3 (which we have not independently investigated or verified) are true, complete and accurate in all respects. In addition, this Opinion is subject to the qualifications set out in Section 4. Capitalised terms used in this Opinion shall have the meanings ascribed to them in this Opinion.

We consent to the use of this Opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

1.                   Opinions

We are of the opinion that the Shares to be offered and issued by the Company pursuant to the provisions of the Plan have been duly and validly authorised for issue, and when issued by the Company pursuant to the provisions of the Plan and duly registered in the Company’s register of members, will be validly issued and (assuming that all of the consideration is received by the Company) will be fully paid and non-assessable.

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2.                   Documents Reviewed

The documents listed in this Section 2 are the only documents and/or records we have examined and relied upon and the only searches and enquiries we have carried out for the purposes of this Opinion.

(a)	The certificate of incorporation of the Company dated 4 May 2015, the amended and restated memorandum and articles of association of the Company adopted on 22 June 2015 and effective on 31 December 2015 (collectively, the "Memorandum and Articles"), and the register of directors of the Company, copies of which have been provided to us by the Company.

(b)	A copy of each of the unanimous written consent of the board of directors of the Company dated 29 September 2022 and the minutes of the annual meeting of the shareholders of the Company held on 9 December 2022 (the proposals approved therein, collectively, the "Resolutions").
(c)	A copy of the Registration Statement.
(d)	A copy of the Plan.

3.                   Assumptions

We have assumed that: (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out above, (g) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out above, and (h) upon the issue of any Shares, the Company will receive consideration which shall be equal to at least the par value of such Shares, (i) the Plan has been authorised and duly executed and unconditionally delivered by or on behalf of the Company in accordance with all relevant laws (other than the laws of the Cayman Islands), (j) the Plan is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands), (k) the power, authority and legal right of the Company under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform its obligations under the Plan, (l) the shareholders of the Company have not restricted the powers of the directors of the Company in any way, and (m) there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Plan.

4.                   Qualifications

Under the Companies Act (as revised) of the Cayman Islands (the "Companies Act"), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear.

This Opinion (and any obligations arising out of or in connection with it) is given on the basis that it shall be governed by and construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/Carey Olsen Hong Kong LLP

Carey Olsen Hong Kong LLP

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